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                                                                   EXHIBIT 10.13

                             DATED 4th January 1996




                           (1) PBA TECHNOLOGY LIMITED
                                     - and -
                                (2) P N KING ESQ












                    C O N S U L T A N C Y     A G R E E M E N T










                              Hewitson Becke + Shaw
                                   Solicitors
                                  Peterborough


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                                      -1-

THIS AGREEMENT is made the 4th day of January 1996

BETWEEN

(1) PBA TECHNOLOGY LIMITED (formerly Pinkney Byatt Limited) (Company Registration Number 2315315) whose registered office is at 154B St Neots Road, Eaton Ford, St Neots Cambridge PE19 3AD ("Company") and

(2) PAUL NICHOLAS KING of Homestead Church Road, Glatton, Huntingdon Cambridgeshire PE17 5RR ("Consultant")

WHEREAS: -

(A) The Consultant has expert knowledge applicable to the business of the Company

(B) The Company wishes to retain the Consultant to provide services to its business on the terms and subject to the conditions hereinafter appearing

NOW IT IS HEREBY AGREED as follows: -

1.   DEFINITIONS

In this Agreement unless the context otherwise requires: -

"Board" means the Board of Directors for the time being of the Company excluding the Consultant

"the Commencement Date"  means the lst December 1995

"the Services"           means the Services to be provided by the Consultant to
                         the Company as set out in Clause 3

"the Fees"               means the fees payable for the Services calculated and
                         payable pursuant to Clause 6

"Time Commitment"        means the number of working days, as stipulated in
                         Clause 5

2.   APPOINTMENT

The Company hereby engages the Consultant and the Consultant agrees to provide the Services to the Company from the Commencement Date for a period of one year and thereafter unless and until this Agreement is terminated by at least three months written notice given by the Consultant or twelve months written notice given by the Company to expire on the first anniversary of the Commencement Date or at any time thereafter Subject Always to earlier termination in accordance with Clause 12 below.

3.   THE SERVICES


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3.1  The Consultant agrees that the Services to be provided hereunder during the term of this Agreement shall be to advise on such aspects of the business of the Company as may from time to time be reasonably required by the board and in particular (but without limitation to the generality of the foregoing) the Consultant shall:-

     3.1.1 provide support and advice to the Board and assist it in planning and operating the business of the Company and the Consultant will report his activities directly to the Board;

     3.1.2 in conjunction with other members of the Board assist in defining corporate strategy and policy and be responsible for legal, financial and commercial matters as may from time to time be agreed with the Board;

     3.1.3 advise on such specific projects as may from time to time be assigned to him by the Board including directing commercial and contractual negotiations; and

     3.1.4 promote the Company and market its products and services including exploring and advising on opportunities outside the present areas of business;

4.   OBLIGATIONS OF CONSULTANT

4.1 The Services shall be performed solely by the Consultant in the United Kingdom although he will not unreasonably refuse to travel abroad for short periods to fulfil the terms of this Agreement.

4.2  The Consultant agrees to observe and perform the following obligations:

     (a) the Consultant shall promptly and faithfully comply with and observe all lawful and proper requests which may from time to time be made to the Consultant by the Board within the ambit of this Agreement;

     (b) the Consultant shall perform the Services with reasonable care and skill and shall provide the Company with the full benefit of his expertise during the Time Commitment;

     (c) the Consultant shall use all reasonable and proper means within the Time Commitment to further the business the reputation and the interests of the Company and its subsidiaries;


5.   TIME COMMITMENT

5.1 The Services shall be provided by the Consultant to the Company for a total of not more than 2 1/2 working days per week.


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5.2  Prior to the 31st May in each year the Board may vary the minimum number of such days for the ensuing year which the Consultant shall be required to devote to the provision of the services to the company provided that such variation shall not result in the Consultant being required to devote less than one nor more than four working days a week to the provision of the Services to the Company.

5.3 The Consultant shall be given two months notice in writing of any variation in accordance with Clause 5.2 and upon the expiry of such notice the fees payable under Clause 6 shall be adjusted pro rata to any adjustment in the time commitment.

6.   FEES

6.1 In consideration of the Services to be provided by the Consultant under the terms of this Agreement the Company shall pay to the Consultant an initial fee of Pound Sterling 37,500 per annum.

6.2 The Company shall pay an annual additional fee to the Consultant of 2.5 per cent of the Net Profit of the Company per annum throughout the term of this Agreement to be paid to him within one month of the adoption of the Company's audited accounts by its annual general meeting in each year. The Consultant shall deliver an invoice for such sum to the Company upon receipt of notification from the Company of the Sum due.

6.3 For the purpose of this Clause 6.3 Net Profit of the Company shall mean the profit of the Company for the financial period as shown in the audited accounts for such period:

     6.3.1 before paying or making adequate reserve in respect of the Company's liability to corporation tax;

     6.3.2 before payment of the bonus payable under this clause or the payment of any bonus calculated as a percentage of the net profit of the Company now or at any time payable to any other director or employee of the Company;

     6.3.3 before adding or deducting profits or losses on the revaluation of any assets or any adjustment arising on the translation into pounds sterling of assets and liabilities denominated in foreign currencies;

     6.3.4 before adjustment for extraordinarv items not deriving from the ordinary activities of the Company as required by Statement of Standard Accounting Practice No. 6 (SSAP 6);

     6.3.5  after paying or making adequate reserve in respect of: -

            6.3.5.1 depreciation of the Company's tangible

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                    assets;

            6.3.5.2 directors' fees and salaries of working directors including the initial fee payable under Clause 6.1; and

     6.3.6  excluding profits or losses of a capital nature

6.4 The fees to be paid by the Company to the Consultant pursuant to Clause 6.1 shall be invoiced by the Consultant monthly in arrears and shall be paid by the Company on the last day of each such month. All sums specified in clauses 6.1 and 6.2 are net of VAT (if any) due thereon which shall be paid by the Company in addition to such sums. On termination of this Agreement for any reason all sums owed to the Consultant on the date of termination will be paid to him on the said date of termination and any additional fee payable under Clause 6.2 shall be calculated pro rate for the period prior to the date of termination in respect of such financial year.

6.5 The Company shall reimburse to the Consultant in respect of all travel hotel entertaining and other expenses properly incurred by the Consultant (subject to producing vouchers and receipts in respect thereof) in the provision of the Services.

6.6

     6.6.1 On lst June every year the Consultant's fee's shall be reviewed and the annual amount payable immediately before such review date shall be increased as from such date by

            6.6.1.1 such percentage (if any) as the last figure of the Index of
                    Retail Prices ("index") published by the Department of Employment prior to that date shall have increased over the figure of the index current one year previously; or

            6.6.1.2 such higher rate as may be agreed by the Board

     6.6.2 If during the year immediately prior to any review date the basis of computation of the index shall have changed any official reconciliation between the two bases of computation published by the Department of Employment shall be binding on the Consultant and the Company

     6.6.3 In the absence of such official reconciliation adjustments shall be applied to the latest index figure to make it, as nearly as practicable, fairly comparable with the figure with which it is being compared
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     6.6.4  If the index is no longer published an alternative method of periodically adjusting the Consultant's salary shall be adopted either by reference to other published statistics or otherwise

     6.6.5 In this clause any reference to the Department of Employment includes the body for the time being officially responsible for publication of the index expressly published to replace the Index of Retail Prices within the United Kingdom.

6.7 Notwithstanding anything to the contrary contained in the Articles of Association of the Company the Consultant shall not be entitled to any other fees as a Director of the Company.

7.   OTHER SERVICES

     Nothing in this Agreement shall preclude the Consultant from providing services to any other person, firm or company PROVIDED THAT the Consultant shall not provide services to any other business whose activities compete in any material respect with the business activities of the Company without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) The Consultant undertakes that any other commissions accepted by him will not interfere with the provisions of the Services to the Company under the terms of this Agreement.

8.   STATUS

8.1 It is hereby agreed and declared by both the Consultant and the Company that the agreement herein contained does not constitute a contract of employment for the purposes of the Employment Protection (Consolidation) Act 1978 the payment of income tax or national insurance contributions or for any other purpose whatsoever.

8.2 The Consultant hereby undertakes to indemnify the Company in respect of any claims that may be made by the relevant authorities against the Company concerning any fees or expenses paid to the Consultant in respect of the provision of the Services hereunder.

9.   CONFIDENTIALITY

9.1 During the term of this Agreement and after the date of termination the Consultant undertakes that he shall not (except in the proper performance of the Services or as required by law or any government authority or otherwise with the prior consent in writing of the Company) use divulge or communicate to any person firm or company any confidential information concerning the business processes inventions designs know-how products materials secrets meetings transactions affairs customers or business associates of the Company which the Consultant may have
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                                      -6-

     received or obtained while in the course of providing Services to the Company. This restriction shall continue to apply after termination of this agreement without limit in time but shall cease to apply to information or knowledge which may come into the public domain otherwise than through any fault or action on the part of the Consultant.

9.2 The Consultant shall not during the term of this Agreement or for a period of 2 years after the date of termination (however caused or arising) make copy use or permit to be made copied or used (otherwise than in the course of the proper performance of the Services hereunder) any notes minutes memoranda drawings diagrams recordings or any correspondence accounts reports or other documents relating to or connected with-the business or affairs of the Company and all such notes minutes memoranda drawings diagrams recordings or any correspondence accounts reports or other documents made copied or used shall remain the property of the Company and shall be delivered up to the Company forthwith upon the termination of this agreement.

10.  RESTRICTION

10.1 The Consultant agrees that for a period of 12 months after termination of this Agreement (whether by an effluxion of time or otherwise) the Consultant shall not either on his own account or for any other person in connection with the carrying on of any business similar to the business for the time being of the Company directly or indirectly solicit interfere with or endeavour to entice away from the Company or its subsidiaries any person, company or firm who is then or was during the period of one year preceding the date of such termination:-

     (i)   a client; or

     (ii)  a customer; or

     (iii) an employee;

     of the Company or its subsidiaries with whom the Consultant shall have contact Provided Always that nothing in this clause shall prohibit the seeking or procuring of orders or the doing of business not related or similar to the business for the time being of the Company.


10.2 The Consultant hereby covenants that he will not for a period of 12 months after the termination of this Agreement (howsoever such termination may arise) whether for his own account or that of any person, firm or company other than the Company whether as director, principal, employee, consultant or agent, in competition with the Company do business or perform services of the same or similar type to the business carried on or the services provided by the Company as at the date of such termination from any office located less than 50 miles from an existing factory or office of the Company PROVIDED THAT nothing herein shall

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     preclude the Consultant from holding up to three per cent (3%) of the securities of any company which is quoted on a recognised stock exchange.

10.3 While the restrictions contained in clauses 10.1 and 10.2 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any one or more of such restrictions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all the circumstances for the protection of the interests of the Company, but would be valid if any particular restriction or restrictions were deleted, or if part of parts of the wording thereof were deleted, restricted or limited in a particular manner, or if the period thereof were reduced or curtailed, then the said restriction or restrictions shall apply with such deletion, restriction, limitation, reduction, curtailment or modification as may be necessary to make them valid and effective.

11.  INVENTIONS

11.1 Any discovery or invention or secret process or improvement in procedure made or discovered by the Consultant during the course of the performance of the Services (whether or not capable of patent, copyright or trade mark protection) in connection with or in any way affecting or relating to the business of the Company or capable of being used or adapted for use in the business of the Company shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company.

11.2 The Consultant shall, if and whenever required so to do (whether during or after the termination of this agreement) at the expense of the Company (or its nominee) apply or join in applying for letters patent or other equivalent protection in the United Kingdom or any other part of the world for any such discovery, invention, process or improvement as aforesaid and shall execute and do all instruments and things necessary for vesting any letters patent or any other intellectual property rights obtained in respect of such invention and all right title and interest thereto in the Company (or its nominee) absolutely and as the sole beneficial owner.

11.3 For the avoidance of doubt copyright and design rights in all material which the Consultant may prepare during the course of the Services shall belong exclusively to the Company and is subject to the Confidentiality obligations set out in clause 9.

12.  TERMINATION


12.1 Without prejudice to any remedy either party may have against the other this Agreement may be terminated forthwith
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     by notice in writing:

(a)  by the company if:-

     (i) The Consultant shall in the performance of the Services be incompetent, guilty of gross misconduct and/or any serious or persistent negligence; or

     (ii) the Consultant shall fail or refuse after written warning to carry out any duties reasonably and properly required of him under the terms of this Agreement; or

     (iii)the Consultant acts in any manner which may bring the Company materially into disrepute; or

     (iv) the Consultant shall be in breach of any of the terms of this Agreement which (in the case of a breach capable of remedy) is not remedied by the Consultant within 21 days of receipt by the Consultant of a notice from the Company specifying the breach and requiring its remedy; or

     (v)  by reason of death the Consultant is unable to provide the Services;
          or

     (vi) ill health or accident the Consultant is unable to provide the Services for a period in excess of six months

(b)  by the Consultant if: -

     (i) the Company shall enter into liquidation whether compulsory or voluntary (otherwise than for the purpose of amalgamation or reconstruction) or shall have a receiver appointed over all or any part of its assets or shall be the subject of any petition for the appointment of an administrator; or

     (ii) the Company shall be in breach of any of the terms of this Agreement which (in the case of a breach capable of remedy) is not remedied by the Company within 21 days of receipt by the Company of a notice from the Consultant specifying the breach and requiring remedy.

12.2 Upon termination of this Agreement howsoever arising the Consultant shall forthwith deliver up to the Company all documents and property belonging to the Company which may be in his possession or control.

13.  ENTIRE AGREEMENT


THIS Agreement shall be deemed to have effect from the date hereof and shall supersede any other agreement whether written or oral with respect to the provisions of the Services of the Consultant to the Company.

14.  NOTICES

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14.1 All communications between the parties with respect to any of the provisions of this Agreement shall be sent to the addresses set out in this Agreement (or to such other addresses as may be notified by the parties for the purpose of this clause) by pre-paid registered or recorded delivery post and any such communication shall be deemed to be served at the expiration of two working days after the envelope containing the same was put into the mail.

14.2 In proving service it shall only be necessary to prove that the communication was contained in an envelope which was duly addressed stamped and posted by registered or recorded delivery post.

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

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SIGNED by                     )
or and on behalf of           )
PBA TECHNOLOGY LIMITED        ) /s/ Arthur Pinkney
in the presence of:-          )




SIGNED by the said            )
PAUL NICHOLAS KING in the     ) /s/ P. Nicholas King
presence of:-                 )

Witness' name:       Gabrielle Dixey

Witness' address:    Stuart House
                     City Road
                     Peterborough

Witness' occupation: Solicitor

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                         [GENOMIC SOLUTIONS INC. LETTERHEAD]



December 22, 1999

Mr. Nick King
The Homestead, Church Road
Glatton, Huntingdon
Cambridgeshire
England

Dear Nick,

This letter is to confirm our mutual understanding regarding the services you will provide for Genomic Solutions Inc. and Genomic Solutions Ltd. We have agreed that:

- This letter provides you with official notice as per the terms of your employment agreement with the Company that the Company shall no longer be obligated to use your services or provide you with payment after December 31, 2000. That is, we are serving you with twelve months notice as required by the agreement with this letter.
- For each month during 2000, you will provide services for the Company and bill the Company the sum of Pound Sterling 3,000 per month plus expenses.
- In addition, you will bill the Company prior to the end of 1999 a one time special fee of 7,500 for the extraordinary amount of work you have done, and will do in the future to conclude, the Kevin Auton and HD Technologies situations.

Sincerely,

/s/Jeffrey S. Williams
----------------------
Jeffrey S. Williams
President & CEO, Genomic Solutions Inc.
Chairman, Genomic Solutions Ltd.

I ACCEPT THE TERMS AND CONDITIONS PROPOSED IN THIS LETTER THIS 23rd DAY OF DECEMBER, 1999


/s/P. Nicholas King
----------------
P. Nicholas King